                           MEMORANDUM OF UNDERSTANDING
                                 FOR ASSET SALE

         This Memorandum of Understanding is hereby made and entered into as of
28th day of May 2003 between Springfield Investment Company, a Nevada
Corporation, (known hereafter as ("Seller") 2870 South State Street, Salt Lake
City, Utah 84115-9636 and Tango Incorporated, ("Buyer") a Florida Corporation,
620-1207 11th Ave SW, Calgary Alberta T3C 0M5 and the management of Pacific
Print Work LLC., is Jeff Harden ("Management") and Pacific Print Works LLC., an
Oregon Limited Liability Corporation ("Corporation") 2035 Northeast 181st
Street, Portland Oregon.

         Whereas the Seller owns 100% interest in of Corporation and desires to sell to the Buyer 100% interest in Corporation to the Buyer; and

         Whereas the Buyer desires to acquire 100% interest in Corporation; and

         Whereas all parties benefit from the proposed transaction

         NOW, THEREFORE, and in consideration of the mutual representations, warranties, covenants and undertakings herein contained, and on the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

                                    DEFINTION

1.1 In this Agreement, the following terms shall have the following meanings:

(a) "Agreement" means this Memorandum of Understanding;
(b) "Business" means the business of screen printing;
(c) "Cause" means the termination of the Agreement by the Buyer for any reason which would entitle the Buyer to terminate the Agreement  without notice or payment in lieu of notice at common law, or under the provisions of any other applicable law or regulation and includes, without limiting the generality of the foregoing:
(d) Fraud, misappropriation of property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in which is willfully or grossly negligent on the part of the any party;
(e) "Change of Control" means:

For the purposes of this Agreement, a Change of Control shall be deemed to have occurred at such time as:

        (i)   the sale, lease or transfer by the Corporation of all or
              substantially all of the assets of the Corporation to any Person other than the Seller;

       (ii)   approval by the shareholders of the Corporation of the
              liquidation, dissolution or winding-up of the corporation; and
      (iii)   transfer of ownership of more than 51% of the total capitalization in the Corporation.

(f) "Company Property" includes any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation or any Related Corporation;
(g) "Confidential Information" means any information of a confidential nature which relates to the Business of the Corporation or any Related Corporation,
    including, without limiting the generality of the foregoing, trade secrets, technical information, marketing strategies, sales and pricing policies, financial information, business, marketing or technical plans, programs, methods, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, strategic studies, client and supplier lists, shareholder data and personnel information of the
    Corporation and any Related Corporation. Notwithstanding the foregoing,
    Confidential Information shall not include any information which:

          (i)   was in the possession of or known to the public, without any obligation to keep it confidential, before it was disclosed by the Corporation; or
         (ii)   is or becomes public knowledge through no fault of the
                Corporation or Buyer; or
        (iii)   is independently developed by the any person or entity outside the scope of this agreement; or
         (iv)   is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(h) "Closing" is the date in which the first transfer of cash or equity from either party transfers to another party pursuant to this agreement.
    Therefore upon the first transfer of any payment, transfer of equity of this agreement shall be deemed binding on all parties.
(h) "Effective Date" means May 28, 2003 or such other date as the parties may mutually agree to;
(i) "Entity" means a Person other than a natural person;
(j) "Person" means a natural person, firm, corporation, company, body corporate, trust, partnership, joint venture, association, unincorporated organization, government or any agency thereof;

(k) "Related Corporation" means any subsidiary, parent company, division,
    Affiliate, predecessor or successor of the Corporation;
(l) "TNGO" - the Stock ticker symbol for Tango Incorporated which is currently quoted on the OTC BB.
(m) "Client" - means those persons, firms or corporations which have requested, or to whom the Corporation has made a proposal to provide goods, services, information or technical expertise whether for remuneration or not; and
    specifically includes the identity or name of such client;
(n) "Financing" - means any different types of financial instruction necessary to fund additional business transaction. Equity Investment, Debt financing
    PO financing and credit lines shall be considered the acceptable financial instruction for this transactions.
(o) "Functional specifications" - means the functional specifications prepared by or provided to the Corporation for use in the design of Programs written or to be written for a client and includes menu and screen designs, hardware system analysis, flowcharts, algorithms, database design, specifications, manuals, printouts, notes, annotations, lay-outs, cards, card decks, charts and other like material and documentations, together with all included information, and know-how (technical or otherwise);
(p) "Implementations plans" - means the time schedules for the completion of proposals, projects or the preparation and delivery of programs or services by the Corporation;
(q) "Information" - means programs, functional specifications, implementation plans, operating manuals, trade secrets, employees contracts, employment issues, proprietary and confidential information of the Corporation (which specifically includes clients) together with any and all other information disclosed to the Consultant by the corporation which relates to the past, present and future research, development and business activities of the
    Corporation or its clients;
(r) "Operating manuals" - means the operational and technical manuals prepared by the Corporation which describe overviews of the operation of the
    Functional specifications and Programs and includes instruction to users and/or technicians;
(r) "PPW Shares" - means membership interest of Pacific Print Works LLC
(s) "Programs" - means any application or operating system software, firmware, programs or portions thereof, user interfaces, programmers libraries of routines and subroutines, etc. written, enhanced or assembled by the
    Corporation;
(t) "Services" - means any activities carried on by the Corporation in the performance of its business obligations, whether or not such services are provided by the Corporation to any client; "Source Code" - means the source codes of the Programs in either eye-readable form in the language or languages used for the programs or in machine readable form (whether complied or not);

(u) "Trade Secrets" - means that information used by the Corporation which may be available, or disclosed by the Corporation or obtained through observation or examination of the Corporation's customers or suppliers, but which information is not disclosed to clients or third parties.

                                    ARTICLE I
                                CHANGE OF CONTROL

         1.01     Change of Control. (A) Subject to and upon the terms and
conditions contained herein, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of any liens, claims, encumbrances and charges whatsoever, and Buyer shall purchase, accept and acquire from the Seller the number of PPW Shares in the aggregate constitute 100% of the issue and outstanding shares of PPW Shares and owned by the Seller. This transaction shall be deemed Change of Control in which the Buyer shall then own all of the Company
Property.

         (B)      In consideration of the PPW Shares to be purchased from the
Seller, Buyer at the Closing shall deliver to the Seller, certificates representing the number of Exchange Shares set forth opposite or under each
Seller' name on an aggregate of 3,000,000 TNGO common shares free and clear of any liens, claims, encumbrances or charges whatsoever, except as otherwise provided in this Agreement; and

         1.02 Instruments of Transfer; Further Assurances. In order to consummate the transaction hereby, the following documents and instruments shall be delivered:

(a)      Documents from Seller.  Seller shall deliver (i) to Buyer at the
         Closing an assignment of its membership interest representing the PPW
         Shares plus (a) a duly executed instrument of transfer for each such assignment  with appropriate signature guarantees in proper form to transfer to Buyer good and marketable title to the PPW Shares;

(b)      Documents From Buyer. Buyer shall deliver to Seller, at the Closing stock certificates representing 3,000,000 TNGO common shares in good and marketable title in the Seller's name.

(c)      Further Documents. At the Closing, and at all times thereafter as may be necessary (i) Seller shall execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer good and indefeasible title to the PPW Shares and to comply with the purposes and intent of this Agreement, and (ii) Buyer shall execute and deliver to Seller such other instruments, certificates and documents as shall be reasonably necessary or appropriate to convey to Seller respectively 3,000,000 TNGO shares to comply with the purposes and intent of this Agreement.

(d)      Documents from the Management to the Buyer. (i) At Closing, the
         Management shall execute employment contracts with the Buyer, (ii) and a consent to the Change of Control (iii) execute a declaration that they will transfer to the Buyer the trade secrets, services, programs, operating manuals, information, implementation plans, functional specification and clients.

                                   ARTICLE II
                      CAPITAL PLAN FOR THE MERGERED COMPANY

         2.01     SHARES TO SPRINGFIELD INVESMTENTS. Pursuant to Article I of
this agreement the Buyer will issue Three million (3,000,000) shares of it common stock to the Seller of 100% of the shares in the Corporation. It is the intent of the respective parties that this Agreement be treated as a tax free exchange under the Section 368 of the Internal Revenue Code.

The Seller acknowledges the following risk factors associated in regards to the
TNGO shares:

         a.       Investment Intent.  The Seller is acquiring the Shares for its own account and for its nominees and investment purposes only and not with the view to the resale or distribution of such shares within the period prescribed by Rules 144 and 145 of the Securities and Exchange Commission. Except for the
transfer to its nominee, the Seller has no present intention, agreement or arrangement for the distribution, transfer, assignment, resale or subdivision thereof. The Seller, except for the transfer to its nominee, does not intend to divide its participation with others or to resell or otherwise dispose of all or any part of the Shares. The Seller understands that, due to the lack of any market existing or likely to exist for the Shares, its investment in the Shares will be highly illiquid and, most likely, will have to be held indefinitely. The
Seller is able to bear the economic risk of its acquisition of the Shares and, in making this statement, consideration has been given to whether it can afford to hold the Shares for an indefinite period of time and whether it can afford a complete loss of its investment. The Seller has adequate means of providing for its current needs and possible contingencies and has no need for liquidity in the Shares.

         b.       Access to Information.  The Seller has had access to all of the Company's public filings via EDGAR. The Company has provided access to all information which the Seller has requested to verify or investigate the matters referred to in the public filings and all other matters related to the Buyer, its business or the Shares. The Seller has had the opportunity to communicate with such officers, employees, accountants or other representatives of as he has deemed necessary or prudent to fully inform himself concerning the Buyer, its business, the Shares and the risks associated therewith.

         c.       No Representations or Warranties.  No representations or
warranties by or anyone acting on its behalf have been made to the Seller in connection with the Shares.

         d.       Unregistered Shares.  The Seller fully understands that the
Shares have not been registered under the Securities Act of 1933 as amended (the
"Act") or under any state securities law as may be applicable and are being delivered to him pursuant to an exemption from registration under the Act. The
Seller understands that because they are unregistered, the Shares will be subject to a prohibition imposed by law and regulation on transfer, pledge or hypothecation during a restriction period, which will prevent liquidation of the investment during such period, and in this regard, there will be affixed to the certificates representing the Shares a legend in customary form advising of the unregistered, restricted nature of the Shares. The Seller further understands and agrees that the Shares may not be re-offered, sold, transferred, pledged or hypothecated to any person or entity in the absence of registration under the
Act or evidence (which may be required to include an opinion of counsel)
satisfactory to the Buyer that such registration is not required.

         e.       Start-Up Company. Lack of Liquidity.  The Seller understands that: (i) the Buyer is a start-up company with little operating history and no demonstrated ability to generate sufficient revenue to produce profits or even maintain itself as a going concern; (ii) its investment in the Shares will be highly speculative; (iii) in addition to the restriction on transfer during the one-year period imposed by law, liquidity may be further reduced by the market for the shares, and it may have to hold the Shares for an indefinite period of time; and (iv) its investment in the Shares could become worthless during such period.

         f.       Sophisticated Investor.  The Seller has had significant
experience with investments and with businesses engaged in business similar to that in which the Buyer is engaged and significant prior investment experience;
and it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Shares and of making an informed investment decision.

         g.       Taxes.  The Seller agrees that it is aware that it may incur a present tax liability upon its receipt of the Shares.  The Buyer has not offered
Seller any advice concerning this potential tax liability, and possible contingencies and has no need for liquidity in the Shares.

         2.02     Payment of Promissory Note.  The Corporation has heretofore borrowed from the Seller various amounts.  Seller agrees to accept a Promissory
Note (Exhibit 1) in the amount of  Six hundred ($600,000.00) thousand dollars as payment for all amounts now outstanding. The buyer agrees to pay said Promissory
Note as follows:

a.   The Buyer will pay the Seller fifty thousand and no/100 dollars
     ($50,000.00) together with accrued interest on or before September 15th
     2003; and
b.   The Buyer will pay the Seller Fifty thousand and no/100 dollars
     ($50,000.00) together with accrued interest on or before October 15th 2003;
     and
c.   The Buyer will repay the Seller fifty thousand and no/100 dollars ($50,000)
     together with accrued interest on or before November 15th 2003; and
d.   The Buyer will repay the Seller Fifty thousand and no/100 dollar
     ($50,000.00) together with accrued interest on or before December 15th
     2003; and
e.   The Buyer will pay the Seller fifty thousand and no/100 dollars
     ($50,000.00) together with accrued interest on or before January 15th 2004;
     and
f.   The Buyer will pay the Seller Fifty thousand and no/100 dollars
     ($50,000.00) together with accrued interest on or before February 15th
     2004; and
g.   The Buyer will repay the Seller fifty thousand and no/100 dollars ($50,000)
     together with accrued interest on or before March 15th 2004; and
h.   The Buyer will repay the Seller Fifty thousand and no/100 dollar
     ($50,000.00) together with accrued interest on or before April 15th 2004;
     and
i.   The Buyer will pay the Seller fifty thousand and no/100 dollars
     ($50,000.00) together with accrued interest on or before May 15th 2004; and
j.   The Buyer will pay the Seller Fifty thousand and no/100 dollars
     ($50,000.00) together with accrued interest on or before June 15th 2004;
     and
k.   The Buyer will repay the Seller fifty thousand and no/100 dollars ($50,000)
     together with accrued interest on or before July 15th 2004; and
l.   The Buyer will repay the Seller Fifty thousand and no/100 dollar
     ($50,000.00) together with accrued interest on or before August 15th 2004;
     and

          2.03    SHARES SET ASIDE FOR CAPITAL RAISE. The Buyer has agreed to set aside five million shares from their authorized but un-issued capital. One
Million unregistered and restricted shares shall be sold to raise the initial cash requirement. The remaining four million shares shall be available for a capital raise to be completed within twelve months from the closing. It is mutually agreed by all parties that these shares shall not be sold for less than
$.835 per share and the Buyer has retained the right to increase the offering price.

         2.04     Piggy Back Registration Rights. The Buyer agrees to include all of the shares owned by the Seller in the first available registration statement. Therefore the Buyer has agreed to give the Seller "Piggy- Back
Registration Rights".

                                   ARTICLE III
        REPRESENTATIONS AND WARRANTIES FROM THE MANAGEMENT AND THE SELLER

         The Seller, jointly and severally, represent, warrant and covenant that:

         3.01     Organization and Good Standing. The Corporation is a
corporation dully organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority to carry on the business in which it is and/or has been engaged, to own the properties it owns, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all of the other actions provided for in or contemplated hereby. The Corporation is and has been qualified to transact business and is in good standing in all jurisdictions where the nature or conduct of its business so requires.

         3.02     Authorization and Validity. The execution, delivery and
performance of this Agreement by Management or the Seller, as the case may be, is duly authorized by the respective Board of Directors of Seller and constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms, and neither the execution or delivery of this
Agreement nor the consummation by the Seller of the transaction contemplated hereby (i) violates any statue or law or any rule, regulation or order of any court or any governmental authority, or (ii) violates any statue or law or any rule, or constitutes a default under or will constitute a default under, any contract, commitment, agreement, understanding, arrangement, or restriction of any kind to which the Corporation or Seller are a party or by which the Seller or the Corporation are bound. Each Seller has full right and power to sell and deliver the assignment of partnership interest owned by it to the Buyer as contemplated by this Agreement.

         3.03     No Violations. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby now or at any time, in the future (whether with the giving of notice or passage of time or both) will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or by-laws or Corporation or any agreement, indenture or other instrument or undertaking of any kind or nature under which
Corporation is bound or to which the assets of Corporation are subject, or result in the creation or imposition on any lien, claim, charge or encumbrance upon any of such assets or upon any of the stock of Corporation, or (b) violate or conflict with any judgment, decree, order, statue, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Corporation or the properties or assets of Corporation.
Corporation has complied in all material respects with all applicable laws, regulations and licensing requirements, and to best of its knowledge has or will file with the proper authorities all necessary statements and reports, tax returns and all other filings of any kind or nature due at any time up through the Closing Date. Corporation possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now or heretofore conducted and as this Agreement contemplates it will be conducted after the Closing.

         3.04     Capitalization. As of the date hereof the Seller has 100% of the Membership Interest of the Corporation

         3.05     Corporate Records.  The copies of the Articles of
Incorporation and all amendments thereto and the by-laws of Corporation that will be delivered to Buyer at the Closing will be true, correct and complete.
The minute book of Corporation, copies of which will be delivered to Buyer at the Closing will contain minutes of all meetings of and consents to all actions taken without meetings by the Board of Directors and the shareholders of
Corporation since the formation of Corporation, all of which will be accurate in all material respects. The books and records, financial and other of Corporation are in all material respects complete and correct and have been maintained in accordance with good business and accounting principles.

         3.06     Financial Statement. The reviewed financial statements of
Corporation for the period March 31, 2003 will fairly present the financial position of Corporation as of the balance sheet dates included therein and the results of its operations and changes in cash flow for the period covered. The
Corporation Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved reconciled, if necessary, to U.S. GAAP. Each of the balance sheets contained in the Corporation Financial Statements presents fairly the financial condition as of its date. The Corporation did not have, as of the date of each such balance sheet, except as to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. Such statements of operations and stockholders' equity present fairly the result of operations and changes in stockholder's equity of Corporation for the periods indicated. Such statements of changes in cash flow present fairly the information which should be presented therein in accordance with generally accepted accounting principles.

         3.07     Absence of Liabilities. Except as disclosed on the financial statements, the Corporation has no liabilities, whether fixed or contingent, due or not yet done, asserted or not yet asserted, including without limitation all amounts which may be due under any contracts, agreements or undertakings entered into by or on behalf of Corporation except as set forth hereto. In addition,
Corporation has not guaranteed, become liable for or agreed to stand behind or assume the obligations of any person or entity, and is not contingently liable for any debt, obligation, expense or liability.

         3.08     Absence of Certain Changes. Since March 31st 2003, except for having to guarantee a possible $48,000 payment to Royal Avalon, the Corporation has not (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) acquired or disposed of any assets or incurred any indebtedness or borrowed money, issued or sold any debt or equity securities or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of their properties or assets; (e) paid any material amount of indebtedness prior to the due date, forgiven or any material amount on any indebtedness prior to the due date, forgiven or canceled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) made any payments to its affiliates or associates or loaned any money to any person or entity; (h) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (i) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement; (j) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect Corporation's business, operations, assets, liabilities or financial condition; or (k) amended its Certificate of
Incorporation or by-laws.

         3.09     Disclosure. No representation or warranty by Management or the
Seller in the Agreement nor any statement or certificate furnished or to be furnished by it pursuant hereto or in connections with the transaction contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading or necessary in order to provide Buyer with complete and accurate information

         3.10     Consents. No authorization, consent, approval, permit or
license of, or filing with, any governmental or public body or authority, any lender or lessor or any person or entity is required to authorize, or is required in connection with the execution, delivery and performance of this
Agreement, the agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby, on the part of either the Seller or
Management.

         3.11     Compliance with Laws. There are no existing violations of any applicable federal, state or local regulation involving the property or business of Corporation; there are no known, noticed or threatened violations or any state of facts involving Corporation which would constitute such a violation;
and this Agreement and the consummation of the transactions contemplated hereby will not give rise to any such violation.

         3.12     Litigation. With the exception of non-material normal business issues, Management and the Seller have not had any legal action or administrative proceeding or investigation instituted or threatened against them. The Management and the Seller are not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to
Corporation, the Seller or to their business, assets, operations or employees, or (b) in default with respect to any such order, writ, injunction or decree.
Such persons know of no basis for any such action, proceeding or investigation.

         3.13     Tax and Franchise Returns. The Corporation will prepared and filed, or cause to be filed, with the appropriate national (including, if applicable the U.S. Internal Revenue Service), state and local government agencies, and all political subdivisions thereof, all tax and franchise returns required to be filed by, on behalf of or on account of the operations of
Corporation; all such returns required to be filed have been so filed; and all taxes, assessments, interest and penalties required to be paid in respect of all periods covered thereby have and will be paid.

         3.14     Contracts. There are no material contracts, employee fringe benefits, leases or other commitments to which Corporation is a party or by which it is bound. Corporation is not now nor has it been in breach or violation of the terms of any Material Contract.

         3.15     Approval of Third Parties.  To the extent any consent and
approvals of third parties are necessary to effect the transactions contemplated in this agreement, the Seller will obtain written consent from Management to execute this Agreement.

         3.16     Investment Intent. the Seller represents and confirms to the
Buyer that it (a) is aware of the limits on resale imposed by virtue of the nature of this Agreement, and (b) that none of the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act") in reliance on the exemption from registration contained in Section 4(2) of the
1933 Act, for investment and without any view to the sale, resale or other distribution thereof in any manner that is in violation of the 1933 Act. The certificates representing such securities, when delivered to the Seller, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities and will have placed upon them the following legend"

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE
                 HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE
                 NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
                 1933, AS AMENDED. THESE SECURITIES MAY NOT BE
                 SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH
                 REGISTRATION OR IN ACCORDANCE WITH AN
                 APPLICABLE EXEMPTION THERE FROM UNDER SAID ACT.

         3.17     Title to Property and Related Matters. The Corporation has
good and marketable title to all the properties, interests in properties and assets, real, personal and mixed, reflected on the Corporation's Balance Sheet.

         3.18     Transferor's Title to the Membership Interest of Corporation
Common. the Seller is the lawful Seller, of record and beneficially, of the
Membership Interest of Corporation designated opposite his or its name on hereto and has, and will transfer to the Buyer at the closing, good and marketable title to the Membership Interest to be sold to Buyer hereunder, free and clear of any claims, liens, charges or encumbrances of any kind and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. There are no outstanding options, warrants or rights to purchase or acquire any of the membership interests of the Corporation owned by the Seller, and there are no agreements or understandings between the
Seller and any other person with respect to the Membership Interest of
Corporation owned by the Seller or any other matter. The Seller further represents and warrants that such the Seller has full right and power to sell and deliver the Membership Interest owned by it to the Buyer as contemplated by this Agreement.

                                   ARTICLE IV
                                 INDEMNIFICATION

         4.01        Mutual Indemnification. The CORPORATION and the Seller
agree, jointly and severally, to indemnify, defend and hold harmless the Buyer
(and their respective officers and directors) and the Buyer agree to indemnify, defend and hold harmless the management and the Seller, from and against any and all liabilities, damages, losses, claims, costs and expenses (including reasonably attorney's fees) suffered or incurred as a result of any misrepresentation or breach of any of their respective representations and warranties or non-performance of any of their respective covenants, agreements or obligations to be performed under this Agreement.

                                       10

         4.02     Notice of Claim. In the event that any legal proceedings shall be instituted or that any claim shall be asserted by any person in respect of which payment may be sought by any party hereto (the "Claimant") from any other party hereto (the "Indemnitor") under the provisions of this Article 4, the
Claimant shall promptly cause written notice of the assertion of any claims of which it, he or they, have knowledge which is covered by this indemnity to be forwarded to the Indemnitor, and the Indemnitor shall have the right, at its, his or their option and sole expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage or deficiency indemnified against hereunder; provided, however, that the Claimant may participate in any such proceeding with counsel of its choice and at its expense. To the extent the Indemnitor elects not to defend such proceeding, claim or demand and the Claimant defends against, settles or otherwise deals with such proceeding, claim or demand, the Claimant will act reasonably and in accordance with its good faith business judgment. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal there from, or a settlement shall have been consummated, or the Claimant and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor hereunder, the Claimant shall forward to the Indemnitor notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and the
Indemnitor shall be required to pay all of the sums so owing to the Indemnitor within ten (10) days after the date of such notice.

                                    ARTICLE V
                             POST CLOSING CONDITIONS

         5.01    Board Representation. At the Closing, the current number of the Board of Directors of Buyer is three. The Seller shall have the right to appoint two additional member to the board and retain the right to two additional Board Seats. The total number of board seats will be five seats.

         5.02     Lock up. All other parties to this agreement, including the
Officers and Directors of the Buyer must sign and execute a lock agreement in regards to ownership of their shares. The lock agreement should read will restrict all parties from selling any unless the average thirty day closing bid price is greater than $1.25 bid and all party agree not to sell any shares until the price of $1.25 on the bid has been maintained for the thirty days prior to the anniversary of the execution of these document. Upon the first day after the anniversary of the execution of the Lock-up agreement and the price is above
$1.25 each party shall have the right to sell not more than 40,000 shares in a calendar year except for the Seller who then shall have the right with the consent of the company to file a registration statement, the cost of which will be incurred by the Buyer, to sell 1,500,000 shares they own, if the Price is above $2.00 each party shall have the right to sell not more than 50,000 shares in a calendar year, and if the Price is above $3.00 each party shall have the right to sell not more than 100,000 shares in a calendar year, $4.00 each party shall have the right to sell not more than 100,000 shares in a calendar year, and the lock is released upon the Stock trading for a ninety moving average @
above $5.00 per share.

         5.03     Vendor Inducement. In a continuing effort to induce certain vendor to provide the company with more favorable term and conditions the Buyer will deposit with the Seller or its nominee, 400,000 shares to assist certain vendors into restructuring their current billing arrangement. Seller has agreed to assist the company in negotiating the most favor deals for the Corporation.

                                       11

         5.04     MARX ONE. the Buyer shall pay Marx One 250,000 restricted shares as payment as a finders fee on behalf of all parties. Marx One has currently made two loans in the amount of $45,000 to the Corporation and has introduced three convertible note holders to the Corporation in the amount of $135,000. The
Buyer will repay the note to Marx One on August 15th, 2003. The convertible note holder in the amount of $135,000 will be converted into 290,000 restricted shares. Buyer will indemnify and save Seller harmless from any and all liability that may result for Marx One Agreement, attached as Exhibit "A"

                                   ARTICLE VI
                      BUYER'S REPRESENTATION AND WARRANTIES

         6.01     Representations of Buyer.  No representations or warranties are made by any director, officer, employee, or shareholder of buyer as individuals, except as and to the extent stated in this Agreement or in a separate written statement.

         6.02       Organization and Good Standing. The Corporation is a
corporation dully organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority to carry on the business in which it is and/or has been engaged, to own the properties it owns, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all of the other actions provided for in or contemplated hereby. The Corporation is and has been qualified to transact business and is in good standing in all jurisdictions where the nature or conduct of its business so requires.

         6.03     Authorization and Validity. The execution, delivery and
performance of this Agreement by Management or the Seller, as the case may be, is duly authorized by the respective Board of Directors of Seller and constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms, and neither the execution or delivery of this
Agreement nor the consummation by the Seller of the transaction contemplated hereby (i) violates any statue or law or any rule, regulation or order of any court or any governmental authority, or (ii) violates any statue or law or any rule, or constitutes a default under or will constitute a default under, any contract, commitment, agreement, understanding, arrangement, or restriction of any kind to which the Corporation or Seller are a party or by which the Seller or the Corporation are bound. The Seller has full right and power to sell and deliver the Membership Interest of the Corporation owned by it to the Buyer as contemplated by this Agreement.

                                       12

         6.04      No Violations. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby now or at any time, in the future (whether with the giving of notice or passage of time or both) will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or by-laws or Corporation or any agreement, indenture or other instrument or undertaking of any kind or nature under which
Corporation is bound or to which the assets of Corporation are subject, or result in the creation or imposition on any lien, claim, charge or encumbrance upon any of such assets or upon any of the stock of Corporation, or (b) violate or conflict with any judgment, decree, order, statue, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Corporation or the properties or assets of Corporation.
Corporation has complied in all material respects with all applicable laws, regulations and licensing requirements, and has filed with the proper authorities all necessary statements and reports, tax returns and all other filings of any kind or nature due at any time up through the Closing Date.
Corporation possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now or heretofore conducted and as this Agreement contemplates it will be conducted after the
Closing.

         6.05      Capitalization. As of the date hereof the authorized capital of BUYER is now 400 million common shares, and 10 million Preferred Shares as accurately set forth in its most recent 10-Q for the quarter ending January 31,
2003, on file with the Securities and Exchange Commission (as subsequently adjusted for the 1 for 20 reverse stock split completed in February 2003); the fully diluted shares outstanding is approximately 6,781,591 million common shares; The Company also has 12 million Class B common shares issued and outstanding which are voting shares but do not represent an economic interest in the Company. The Buyer in the process of returning to the Buyer's Treasury
375,000 preferred shares and 1,100,000 shares of common stock, and canceling
650,000 cashless warrants prior to closing of the transaction. The Buyer shall secure the Proxy from 12 Million Class B common shares, if Seller and Buyer both agree that if its is necessary and in the best interest to further restructure the Tango Incorporation.

         6.06     Financial Statement. The reviewed financial statements of
Buyer for the period January 31, 2003 fairly present the financial position of the Buyer as of the balance sheet dates included therein and the results of its operations and changes in cash flow for the period covered. The Buyer's
Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved reconciled, if necessary, to U.S. GAAP. Each of the balance sheets contained in the Buyer's Financial Statements presents fairly the financial condition as of its date. The Buyer did not have, as of the date of each such balance sheet, except as to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. Such statements of operations and stockholders' equity present fairly the result of operations and changes in stockholder's equity of the Buyer for the periods indicated. Such statements of changes in cash flow present fairly the information which should be presented therein in accordance with generally accepted accounting principles.

                                       13

         6.07      Absence of Liabilities.    The Buyer has no liabilities,
whether fixed or contingent, due or not yet done, asserted or not yet asserted, including without limitation all amounts which may be due under any contracts, agreements or undertakings entered into by or on behalf of the Buyer except as set forth hereto. In addition, the Buyer has not guaranteed, become liable for or agreed to stand behind or assume the obligations of any person or entity, and is not contingently liable for any debt, obligation, expense or liability.

         6.08      Disclosure. No representation or warranty by the Buyer in the
Agreement nor any statement or certificate furnished or to be furnished by it pursuant hereto or in connections with the transaction contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading or necessary in order to provide the Seller and Management with complete and accurate information.

         6.09     Compliance with Laws. There are no existing violations of any applicable federal, state or local regulation involving the property or business of the Buyer; there are no known, noticed or threatened violations or any state of facts involving the Buyer which would constitute such a violation; and this
Agreement and the consummation of the transactions contemplated hereby will not give rise to any such violation.

         6.10     Litigation. With the exception of non-material normal business issues, the Buyer has not had any legal action or administrative proceeding or investigation instituted or threatened against them. The Buyer are not (a)
subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Buyer, or to their business, assets, operations or employees, or (b) in default with respect to any such order, writ, injunction or decree. Such persons know of no basis for any such action, proceeding or investigation.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.01     Amendment.  This Agreement may be amended, modified or
supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

         7.02     Parties in Interest. This Agreement shall be binding on and inure to the benefit of and be enforceable by Seller, Management and the Buyer, their respective heirs, executors, administrators, legal representative, successors and assigns.  The representations, warranties, and other provisions hereof shall survive the Closing.

                                       14

         7.03     Assignment. Neither this Agreement nor any right created
 hereby shall be assignable by any party hereto.

         7.04     Jurisdiction. Agents for Service of Process.  Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought exclusively the courts of the Federal Court System of the 9th District Court of
Oregon, or in the United States District Court of Oregon, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, subject to the results of any appeals. The Buyer hereby appoints respectively Bruce Corenblum and the Seller hereby appoint Thomas Stamos as their respective agents to receive on its or their behalf service of process in any proceeding in any such court. The foregoing consents to exclusive jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this
Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

         7.05     Notice. Any notice or other communications hereunder must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested or by delivering the same in person against receipt.
Notice shall be deemed received on the date on which it is hand delivered or on the third business day following the date on which it is so mailed.

         For purposes of notice, the addresses of the parties shall be:

         If to the Seller:

                           Thomas E. Stamos
                           Springfield Investment Company
                           2870 South State
                           Salt Lake, Utah 84115
                           801-486-9636

         If to Buyer:

                           Tango Incorporated
                           Attn: Todd Violette
                           620-1207-11th Ave SW
                           Calgary, Alberta T3L 2P6
                           403-209-4174

         Any party may change its address or addresses for notice by written notice given to the other parties in a manner describe herein.

                                       15

         7.06     Entire Agreement. This Agreement and the exhibits hereto
supersede all prior agreements and understandings between the parties relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this
Section.

         7.07     Costs, Expenses and Legal Fees. Whether or not the
transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees) except that each party hereto agrees to pay the costs and expenses, including reasonable attorneys'
fees, incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement against a party alleged to be in breach, or (ii) proving that the other parties breached any of the terms of this Agreement in any material respect.

         7.08     Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this
Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision or by its severance hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

         7.09     Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the Federal Law of the 9th District Court of the Federal Court
System. The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before and determined by a court of competent jurisdiction sitting in the 9th District Court of the Federal Court System of
the United States of America.

         7.10     Captions and Gender.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereto. Whenever required by the context hereof, the singular shall include the plural and vice versa; the masculine gender shall include the feminine and neuter gender and vice versa: the word "person" shall include a natural person as well as a corporation, partnership, firm or other form of association.

         7.11     Counterparts.  This Agreement may be executed in multiple
counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

         7.12     Waiver. No waiver of any term or provision hereof shall be effective unless in writing, signed by the parties to be charged.

                                       16

         7.13     Exhibits and Schedules. The Exhibits and Schedules are a part of and are incorporated into this Agreement. Each fact or statement recited or contained in any exhibit, schedule, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed a representation and a warranty hereunder.

         7.14     Confidential Information. Except in connection with the
consummation of transactions contemplated herein, each party agrees not to disclose any confidential information or trade secrets received by it from any other party pursuant to the terms of this Agreement, including but not limited to, the contents of customer lists. In the event this Agreement is terminated for any reason, each party shall continue to hold such information in confidence and shall, to the extent requested by the party from which the information was received, promptly return to the latter all written material received from it.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Tango Incorporated

      /s/ Todd Violette                         /s/ Sameer Hirji
      ----------------------------              -----------------------------
          Todd Violette, COO                        Sameer Hirji, President

Pacific Print Works LLC

      /s/ Thomas Stomas                         /s/ Randy Jorgensen
      ----------------------------              -----------------------------
          Thomas Stomas, President                  Randy Jorgensen, Director